                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                         (AMENDMENT NO. __________)/1/


                          FIRST AVIATION SERVICES INC.
                          ----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                  31865 W 108
                                  -----------
                                 (CUSIP Number)






-----------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 2 OF 9 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1         CANPARTNERS INVESTMENTS IV, LLC
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,293,335

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,293,335

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,293,335

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 3 OF 9 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1         CANPARTNERS INCORPORATED
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,293,335
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,293,335
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,293,335

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 4 OF 9 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1         MITCHELL R. JULIS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,293,335
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,293,335
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,293,335

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 5 OF 9 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1         JOSHUA S. FRIEDMAN
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,293,335
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,293,335
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,293,335

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 6 OF 9 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1         R. CHRISTIAN B. EVENSEN
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,293,335
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,293,335
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,293,335

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 7 OF 9 PAGES
------------------------                                 ---------------------


ITEM 1(a). NAME OF ISSUER:

           First Aviation Services Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           15 Riverside Avenue
           Westport, Connecticut 06880-4214

ITEM 2(a). NAME OF PERSON FILING:

           This schedule is being filed on behalf of the following persons*:

           (i)   Canpartners Investments IV, LLC ("Canpartners IV")
           (ii)  Canpartners Incorporated ("Canpartners")
           (iii) Mitchell R. Julis
           (iv)  Joshua S. Friedman
           (v)   R. Christian B. Evensen

           * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c). CITIZENSHIP:

           Canpartners IV:                a California limited liability company
           Canpartners:                   a California corporation
           Mitchell R. Julis:             United States
           Joshua S. Friedman:            United States
           R. Christian B. Evensen:       United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e). CUSIP NUMBER:

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 8 OF 9 PAGES
------------------------                                 ---------------------


           31865 W 108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.

ITEM 4.    OWNERSHIP:

           The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on Schedule 13G is hereby incorporated by reference.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [_]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

           This group has filed this schedule 13G pursuant to Rule 13d-1(c) and the identity of each member of the group is stated in Exhibit B attached hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10.   CERTIFICATION

           Not applicable.

------------------------                                 ---------------------
  CUSIP NO. 31865 W 108                 13G               PAGE 9 OF 9 PAGES
------------------------                                 ---------------------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 12, 1998


CANPARTNERS INVESTMENTS IV, LLC                         CANPARTNERS INCORPORATED,
a California limited liability company                  a California corporation

By:  Canpartners Incorporated,
     a California corporation,                          By:/s/ Joshua S. Friedman
     an authorized member                                  --------------------------------
                                                        Name:  Joshua S. Friedman
                                                        Title: Vice President
By:  /s/ Joshua S. Friedman
     ---------------------------
     Name:  Joshua S. Friedman                          JOSHUA S. FRIEDMAN
     Title:  Vice President

                                                        /s/ Joshua S. Friedman
MITCHELL R. JULIS                                       ---------------------------------
                                                        Joshua S. Friedman

/s/ Mitchell R. Julis
--------------------------------
Mitchell R. Julis                                       R. CHRISTIAN B. EVENSEN


                                                        /s/ R. Christian B. Evensen
                                                        ----------------------------------
                                                        R. Christian B. Evensen